Exhibit 10.2

3355 Michelson Drive, Suite 100 Irvine, CA 92612 949-672-7677

August 14, 2014

Olivier Leonetti
[address redacted]

Dear Olivier,

It is with great pleasure that we at Western Digital extend this offer of employment to you. Your position will be Chief Financial Officer of Western Digital Corporation, reporting to Stephen D Milligan in the Corp - CFO department. This position is exempt and will pay an annual base salary of 500,000.00 US Dollar (USD). This offer is contingent upon successful completion of all pre-employment criteria as outlined on Western Digital's Application for Employment, which you previously signed.

You will be eligible to participate in Western Digital's Incentive Compensation Plan (ICP). The fiscal year runs from July through June and is divided into two, six-month Performance Periods. Your start date must be at least 31 days prior to the end of the current Performance Period to be eligible to participate in the ICP for that period. Payouts may be prorated based on your start date. Funding will be based on corporate business results. Your participation will be based on your individual accomplishments and is contingent upon approval by the Compensation Committee of the Board of Directors. Your individual target bonus is 100% of your eligible earnings for each performance period.

Contingent upon approval by the Compensation Committee of the Board of Directors, you will be granted a stock option grant, such options subject to Western Digital's Standard Terms and Conditions for Stock Options. Your stock option grant will have a dollar value of 875,000.00 US Dollar (USD), with the number of shares of Western Digital common stock subject to such stock option to be determined by Western Digital using its standard valuation principles for its executive stock option grants. Twenty-five percent (25%) of the shares subject to such stock option award shall vest and become exercisable on the first anniversary of the award date and the remaining shares of common stock subject to the stock option award shall vest and become exercisable in substantially equal installments every three months over the three-year period following the first anniversary of the award date. Please note vesting will cease upon termination of your service with the company.

Contingent upon approval by the Compensation Committee of the Board of Directors, you will be granted a restricted stock unit award, such units subject to Western Digital's Standard Terms and Conditions for Stock Unit Awards. Your restricted stock unit award grant will have a dollar value of 875,000.00 US Dollar (USD), with the number of units subject to such award to be determined by Western Digital using its standard valuation principles for its executive restricted stock unit awards. Eighty percent (80%) of the shares subject to such restricted stock unit award shall vest and become exercisable on the first anniversary of the award date and the remaining shares, twenty percent (20%) of restricted stock subject to the restricted stock award shall vest and become exercisable on the second anniversary of the award date. Please note that vesting will cease upon termination of your service with the company.
You will receive a sign-on bonus of 150,000.00 US Dollar (USD), payable within three weeks of your start date and considered taxable income to you. If you voluntarily terminate prior to the completion of two (2) full years of employment at Western Digital, this bonus shall be repaid to the company.
Western Digital will pay for specific, identifiable expenses regarding any applicable residential relocation.

As a condition of employment, immediately upon hire you will be required to sign an Employee Invention and Confidentiality Agreement governing inventions, proprietary information and such other subject matter, which the company considers vital to protect its operation. Please also be advised that the company respects the confidential information and trade secrets of others and endeavors to comply with all laws regarding the use and protection of trade secret information. The company takes its obligations in this respect very seriously and expects the same from its employees. As you prepare to terminate your current employment, please ensure that all documents and property belonging to your employer are returned. This includes documents you may have prepared in the course of your employment and documents that may be in your home, on your home computer or in your car. The company does not want access to any confidential information belonging to your former employer and specifically directs you not to take this information with you or bring onto company premises. You are prohibited from using trade secret or confidential information or property of any previous employer or other person in connection with carrying out your job duties at Western Digital.

You are employed by the company on an at-will basis. This means that either you or Western Digital may terminate the employment relationship at any time, for any reason, with or without cause. The at-will nature of your employment with the company can only be changed by an agreement in writing signed by you and the senior vice president of Human Resources. Furthermore, by accepting employment with the company, you warrant that you are not bound by the terms of an employment agreement with a third party that would preclude or limit your right to work for the company. You agree to provide the company with a copy of any and all agreements with a third party that contain any restrictions or obligations that may conflict with, or may be inconsistent with, the performance of your duties for the company.

You will be eligible on your first day of employment for our benefits plan, which allows you to choose the coverage that fits your needs. You will also be eligible to join the Western Digital Savings 401(k) Plan immediately. You will receive a complete benefits summary during your orientation on your first day of employment. As a senior leader in the organization you will not accrue vacation hours, but will coordinate your time off requests with your manager around the needs of the business. Your position qualifies you for additional benefits provided exclusively to executives of your level including Financial Counseling Reimbursement and company paid life insurance up to 500,000.00 US Dollar (USD) (which may require an Evidence of Insurability) subject to the terms and conditions of the applicable benefit programs. Your compensation is subject to annual review by the Compensation Committee of the Board of Directors as part of the company's annual review of executive compensation. The company also reserves the right to amend its compensation and benefit plans and programs from time to time.

Your first day of employment is to be determined. On your first day, new hire orientation will begin at 8:00 a.m. at 3355 Michelson Drive, Irvine, CA 92612. Please plan to arrive by 7:45 a.m. to enable a prompt start. At that time you will be required to provide authentic documents that establish your identity and employment eligibility. Please refer to the List of Acceptable Documents provided.

Notwithstanding anything else contained herein to the contrary, this offer and your employment by Western Digital are subject to your appointment by the Board of Directors as Western Digital’s Chief Financial Officer.

If there are any questions of which I may be of assistance, please let me know.

Sincerely,
/s/ Laurie Barclay

Laurie Barclay
WD Staffing